Exhibit 99.1

2000        shares @        $23.50
900        shares @        $23.56
100        shares @        $23.57
1,200        shares @        $23.59
600        shares @        $23.60
600        shares @        $23.61
500        shares @        $23.62
300        shares @        $23.63
100        shares @        $23.66